UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

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GWS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-52504	20-2721447
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15455 N. Greenway-Hayden Loop, Suite C4, Scottsdale, Arizona   85260

(Address of principal executive offices) (Zip Code)

(480) 619.4747

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

On May 27, 2008, as previously reported, the Company filed a lawsuit in the United States District Court, Central District of California, Case No. SACV08-00586 CJC (PLAx) alleging securities law violations and fraud against Douglas G. Furth individually and allegedly dba Millennium Consulting Group, Inc., a defunct Ohio corporation; Mark Fixler; JAG Enterprises, LLC; Michel Attias; Brendon Attias; Timothy Garlin; and various Doe defendants for disgorgement of short-swing profits in violation of the Securities Exchange Act of 1934, Section 16(b) and for recovery of damages for fraud and deceit. These defendants, collectively, refer to themselves as “the Group.”

On August 7, 2008 we filed a First Amended Complaint adding, among others, defendants Comprehensive Financial Services, LLC, an Ohio limited liability company; The Signature Fund, a purported Ohio limited partnership; Signature Management, LLC, an Ohio limited liability company; Marc J. Bernstein; Legent Clearing LLC, a Nebraska company; UBS Financial Services, Inc., a California company; and National Financial Services LLC aka Fidelity Investments National Financial Services, a Massachusetts company. Our investigation into this matter is continuing and we anticipate naming additional defendants and additional causes of action.

On September 11, 2008, the Company reported the filing of several complaints with The Financial Industry Regulatory Authority (FINRA) and disclosed recently-acquired information concerning abnormalities in stock trading. Since that 8-K filing, the Company has discovered additional information concerning the recent stock events.

On September 11, 2008 we filed a complaint with FINRA against defendants Legent Clearing LLC and National Financial Services LLC aka Fidelity Investments National Financial Services, clearing firms which the company believes aided and abetted stock manipulation on September 10, 2008, resulting in a significant decline in the Company's stock price. At that time, we anticipated filing additional complaints with FINRA against these and other clearing firms for their participation in aiding and abetting a scheme by the Group to control the market for our stock, including 'wash' sales and other illegal practices.

On September 12, 2008 we filed additional complaints with FINRA against Financial West Group and Brett Briggs. Today we are amending that complaint to include certain Financial West principals including, but not limited to, Todd Mellilo, President of Financial West Group. We have now discovered that Brett Briggs, a principal and broker employed by Financial West Group, facilitated the indiscriminate and malicious market “dump” of nearly 600,000 shares of Company stock, without regard to the disastrous effects such actions would have on the Company, the public markets and its shareholders.

In a telephone conversation on September 12, 2008, Mr. Briggs personally confirmed to Richard Reincke, GWS President and CEO, that Financial West Group and he facilitated the “dump” of GWSI stock in a matter of a few hours under orders from Defendant Michel Attias. Then, when the stock price was dramatically depressed, Briggs began buying stock in his Financial West Group firm account at bargain-rate prices. When Mr. Reincke asked him specifically why he was buying GWSI stock, Mr. Briggs said it’s “a good time to buy cheap stock” after a massive sell-off, and he had watched the stock’s dramatic decrease in price as he executed Attias’s orders to “dump” a huge block of stock.

We now understand that Mr. Briggs took these actions at the instructions of Michel Attias, a defendant in the Company’s pending lawsuit. We know now that Mr. Briggs is a long time friend of Michel Attias. We also know that Mr. Mellilo had knowledge of these actions. We do not presently know, but are investigating how Attias was able to obtain these shares, in that this block of shares was not owned by him. The Company suspects that Briggs utilized his position as a principal at Financial West to obtain the stock. We are also investigating ownership and control issues relating to the Group and Financial West Group.

The Company suffered a similar selloff on or about July 22, 2008, the day after activity in its federal litigation proceedings. The Company believes that, in addition to using Briggs to “dump” the GWSI shares on September 10th, Attias used Briggs in July to unload nearly 400,000 shares that Attias held in his name and in his son’s name. It is the Company’s opinion that the Group has been using the improperly-obtained stock to retaliate against the Company because of activity in the pending litigation.

In any regard, as the Company has previously reported, the pending federal lawsuit sought the return of one million shares of stock which those Group Defendants had not earned; and for which those Defendants had not reported a control position (never having filed Form 3, 4 or Schedule 13d). The Company believes that, in the context of pending litigation, the Group Defendants attempted to use their insider status with Financial West and Briggs to irreparably harm or destroy the Company though their stock manipulation.

However, the Company believes, based on their improper selling activities in July and last week through Financial West and Briggs, that the Group Defendants have managed to liquidate almost all of their improperly obtained million-share position in the Company’s stock. This liquidation occurred despite the Company’s pending litigation against the Group and the brokerage and clearing house defendants named therein; despite the Company’s attempts to find and sequester the stock; and despite representations by Legent that the shares and relevant accounts were “frozen” and would not be used to manipulate the market for the Company’s stock. The Company therefore intends on proceeding with all available claims for relief and damages against all of these parties in its litigation and through its complaints with FINRA. The Company expects to amend its federal complaint as soon as possible to reflect these newly-discovered claims and circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWS Technologies, Inc.

Date: September 16, 2008
/s/ RICHARD REINCKE
President and Chief Executive Officer

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